Exhibit 99.1

Potbelly Corporation Reports Results for Second Fiscal Quarter 2021

Sales momentum accelerated throughout the second quarter, driven by ongoing recovery in the operating environment and impact from strategic initiatives

Second consecutive quarter of shop-level profitability

Improved volume across all channels, led by Dine-In which had a 5% increase in sales sequentially

Chicago, IL. August 5, 2021 – Potbelly Corporation (NASDAQ: PBPB) (“Potbelly” or the “Company”), the iconic neighborhood sandwich shop concept, today reported financial results for the second fiscal quarter ended June 27, 2021.

Second Quarter Strategic Successes:

•

Same-store sales (SSS) trends continued to show sequential improvement, ending the second quarter at +70.0% vs (3.1%) in the first quarter of 2021; SSS approached 2019 levels, at (-0.7%) compared to the second quarter of 2019.

•	Second consecutive quarter of shop-level profitability and 23.8% growth in Average Unit Volume (AUV) compared to the first quarter 2021.
•	Suburban shops, approximately 60% of units, continued to show strength with shop-level margin of 15.2%, slightly exceeding the 2019 average level across all shop types.
•	Continued traction in the ‘Traffic-Driven Profitability’ strategic plan, pivoting toward growth-driving actions, with new menu rollout scheduled in the coming weeks.
•	Strong results for Potbelly Perks loyalty program, adding 142,000 new members during the quarter, with Perks sales representing nearly 18% of total sales.
•	Further strengthened leadership team with appointment of Larry Strain as Chief Development Officer.
•	Subsequent to the quarter end, upgraded the tech stack with new mobile app, website, digital order and Perks loyalty program integration.

Key highlights for the thirteen weeks ended June 27, 2021 compared to March 28, 2021:

•	Total revenues increased by 24.9% to $97.5 million compared to $78.1 million.
•	GAAP net loss attributable to Potbelly was ($3.9) million, compared to a GAAP net loss of ($14.5) million. GAAP diluted loss per share was ($0.14) compared to a GAAP diluted loss per share of ($0.56).
•

Adjusted net loss[1] attributable to Potbelly was ($2.9) million compared to an adjusted net loss of ($8.5) million. Adjusted diluted EPS[1] was a loss of ($0.10) compared to an adjusted diluted EPS loss of ($0.33).

•	EBITDA[1] improved significantly to $1.0 million from an EBITDA loss of ($10.0) million.

•	Adjusted EBITDA[1] improved meaningfully to $1.9 million compared to Adjusted EBITDA loss of ($6.6) million.
•	Company paid approximately $2.5 million of $11.3 million of 2020 deferred cash payments in the quarter, bringing the cumulative amount paid to approximately $6.0 million.
•	Based on the progress made during the second quarter, the Company expects positive cash flow from operations to continue through the second half of the year.
•	At June 27, 2021, the Company had $11.8 million of cash on hand and $23.5 million available under the revolving credit facility, for total liquidity of $35.3 million

Bob Wright, President and Chief Executive Officer of Potbelly, commented, “Our performance in the second quarter once again exceeded our expectations.  Our significant top line growth reflects strengthening of our unit level economics across our portfolio. To be sure, the ongoing strength in the macro-economic environment and the restaurant sector contributed to sales growth. During the quarter, we experienced a significant increase in Dine-In as well as continued resilience in our Digital channels.  We are also enjoying early benefits from our strategic initiatives that are evident in our results, namely the benefits of our third-party delivery differential pricing and our targeted scaled media outreach.”

Wright added, “The momentum in our ‘Traffic-Driven Profitability’ strategic plan has continued. We have successful results from our new menu testing, and we expect to officially launch the new menu across all of our shops in the coming weeks.  We’re also excited to announce that subsequent to the end of the quarter, we upgraded and launched our refreshed tech stack.  This includes the new mobile app, website, digital order and Perks loyalty program integration, all which are focused on elevating our brand position and digital experience, bringing the good vibes of visiting our shops to the digital space and deepening our one-to-one relationship with our customers.  Finally, we further strengthened our leadership team with the appointment of Larry Strain as Chief Development Officer, whose experience in real estate and franchise development will be critical in advancing Potbelly to its next phase of growth.”

Steve Cirulis, Chief Financial Officer, concluded, “The solid financial performance we achieved during the second quarter including positive EBITDA and Adjusted EBITDA, as well as shop-level profitability, was driven by continued strengthening of our unit level economics with our Suburban and Drive-Thru shops leading the way.  Our same-store-sales were up significantly compared to the year ago period and exceeded levels in the second quarter of 2019 during the last month of the quarter.  We remain optimistic on the outlook for the remainder of the year, with expected recovery of Central Business District (CBD) and Airport shops contributing to future growth and margin expansion.  The underlying strength of the operating environment, combined with the company-specific actions we are taking to drive improved results, provides us confidence that we are on track to achieve our expectations for 2021. This includes: (1) continued strength in comparable sales in Q3’21 and Q4’21, (2) accelerated shop-level profitability and the majority of Adjusted EBITDA to be generated in the second half of 2021, and (3) enterprise-level profitability as well as positive cash flow from operations during the second half of the year excluding deferred expenses from 2020. Finally, our balance sheet improved during the quarter due top-line growth, strengthening our ability to fund our future growth initiatives.”

Conference Call

A conference call and audio webcast has been scheduled for 8:00 a.m. Eastern Time today to discuss the second quarter 2021 results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the investor relations portion of the Company's website at www.potbelly.com. For those that cannot join the webcast, you can participate by dialing 1-800-675-8395 in the U.S. & Canada, or 1-312-429-1278 internationally, using the confirmation code of 21996093.

For those unable to participate, an audio replay will be available from 11:00 a.m. Eastern Time on Thursday, August 5, 2021, through midnight August 12, 2021.  To access the replay, please call 1-844-512-2921 (U.S. & Canada) or 1-412-317-6671 (International) and enter confirmation code 21996093. A web-based archive of the conference call will also be available on the Potbelly website.

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with approximately 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate over 40 shops in the United States.  For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

•

Revenues – represents net company-operated sandwich shop sales and our franchise operations. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of an initial franchise fee, a franchise development agreement fee and royalty income from the franchisee.

•	Same-store-sales – represents the change in year-over-year sales for the comparable company-operated store base open for 15 months or longer.

•	Average Unit Volumes (AUV) – represents the average sales of all company-operated shops which reported sales during the associated time period.
•	EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes.
•

Adjusted EBITDA – represents income before depreciation and amortization expense, interest expense and the provision for income taxes, adjusted to eliminate the impact of other items, including certain non-cash as well as other items that we do not consider representative of our ongoing operating performance.

•

Shop-level profit – represents income (loss) from operations less franchise royalties and fees, general and administrative expenses, depreciation expense, pre-opening costs, restructuring costs and impairment, loss on the disposal of property and equipment and shop closures.

•	Shop-level profit margin – represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

1Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to EBITDA, adjusted EBITDA, adjusted diluted EPS, adjusted net loss, shop-level profit, and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA, adjusted net income and adjusted diluted EPS to evaluate the Company’s performance and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Adjusted EBITDA, adjusted net income and adjusted diluted EPS exclude the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to our ability to successfully launch our new menu, the expected recovery of the CBD and airport shops and their contributions to our future growth and margin expansion, our continued strength in comparable sales through the end of 2021, our expectations related to accelerated shop-level profitability, our expectation that the majority of Adjusted EBITDA will be generated in the second half of 2021 and our expectations surrounding enterprise-level profitability and positive cash flow during the second half of 2021. By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement, due to reasons including, but not limited to, risks related to the COVID-19 outbreak; compliance with our Credit Agreement covenants; competition; general economic conditions; our ability to successfully implement our business strategy; the success of our initiatives to increase sales and traffic; changes in commodity, energy and other costs; our ability to attract and retain management and employees; consumer reaction to industry-related public health issues and perceptions of food safety; our ability to manage our growth; reputational and brand issues; price and availability of commodities; consumer confidence and spending patterns; and weather conditions. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings, all of which are available on our website at www.potbelly.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:

Lisa Fortuna or Ashley Gruenberg

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com

Potbelly Corporation

Consolidated Statements of Operations and Margin Analysis – Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended				For the 26 Weeks Ended
	June 27,	% of	June 28,	% of	June 27,	% of	June 28,	% of
	2021	Revenue	2020	Revenue	2021	Revenue	2020	Revenue
Revenues
Sandwich shop sales, net	$96,777	99.3%	$55,863	99.5%	$174,279	99.3%	$142,824	99.4%
Franchise royalties and fees	714	0.7	299	0.5	1,277	0.7	928	0.6
Total revenues	97,491	100.0	56,162	100.0	175,556	100.0	143,752	100.0

Expenses
(Percentages stated as a percent of sandwich shop sales, net)
Sandwich shop operating expenses
Cost of goods sold, excluding depreciation	26,341	27.2	16,108	28.8	47,810	27.4	40,282	28.2
Labor and related expenses	31,961	33.0	21,884	39.2	60,575	34.8	52,281	36.6
Occupancy expenses	13,562	14.0	14,649	26.2	27,160	15.6	29,677	20.8
Other operating expenses	14,696	15.2	10,990	19.7	28,031	16.1	23,755	16.6

(Percentages stated as a percent of total revenues)
Advertising	384	0.4	120	0.2	846	0.5	561	0.4
General and administrative expenses	9,240	9.5	7,878	14.0	16,664	9.5	17,712	12.3
Depreciation expense	4,553	4.7	4,955	8.8	8,727	5.0	10,411	7.2
Pre-opening costs	—	*	—	*	-	*	64	*
Impairment, loss on disposal of property and equipment and shop closures	257	0.3	1,465	2.6	3,379	1.9	7,881	5.5
Total expenses	100,994	>100	78,049	>100	193,192	>100	182,624	>100
Loss from operations	(3,503)	(3.6)	(21,887)	(39.0)	(17,636)	(10.0)	(38,872)	(27.0)

Interest expense, net	185	0.2	388	0.7	472	0.3	462	0.3
Loss before income taxes	(3,688)	(3.8)	(22,275)	(39.7)	(18,108)	(10.3)	(39,334)	(27.4)
Income tax expense (benefit)	160	*	41	*	214	*	(3,668)	*
Net loss	(3,848)	(3.9)	(22,316)	(39.7)	(18,322)	(10.4)	(35,666)	(24.8)
Net loss attributable to non-controlling interest	33	0.0	(100)	*	31	*	(114)	(0.1)
Net loss attributable to Potbelly Corporation	$(3,881)	(4.0)%	$(22,216)	(39.6)%	$(18,353)	(10.5)%	$(35,552)	(24.7)%

Net loss per common share attributable to common shareholders:
Basic	$(0.14)		$(0.93)		$(0.68)		$(1.50)
Diluted	$(0.14)		$(0.93)		$(0.68)		$(1.50)
Weighted average common shares outstanding:
Basic	27,978		23,773		26,961		23,709
Diluted	27,978		23,773		26,961		23,709

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2021	2020	2021	2020
Net loss attributable to Potbelly Corporation, as reported	$(3,881)	$(22,216)	$(18,353)	$(35,552)
Impairment, loss on disposal of property and equipment and shop closures(1)	257	1,465	3,379	7,881
Proxy related costs(2)	—	593	—	1,039
Total adjustments before income tax	257	2,058	3,379	8,920
Income tax adjustments(3)	732	5,253	3,608	4,044
Total adjustments after income tax	989	7,311	6,987	12,964
Adjusted net loss attributable to Potbelly Corporation	$(2,892)	$(14,905)	$(11,366)	$(22,588)

Net loss attributable to Potbelly Corporation per share, basic	$(0.14)	$(0.93)	$(0.68)	$(1.50)
Net loss attributable to Potbelly Corporation per share, diluted	$(0.14)	$(0.93)	$(0.68)	$(1.50)

Adjusted net loss attributable to Potbelly Corporation per share, basic	$(0.10)	$(0.63)	$(0.42)	$(0.95)
Adjusted net loss attributable to Potbelly Corporation per share, diluted	$(0.10)	$(0.63)	$(0.42)	$(0.95)

Shares used in computing adjusted net loss attributable to Potbelly Corporation:
Basic	27,978	23,773	26,961	23,709
Diluted	27,978	23,773	26,961	23,709

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2021	2020	2021	2020
Net loss attributable to Potbelly Corporation, as reported	$(3,881)	$(22,216)	$(18,353)	$(35,552)
Depreciation expense	4,553	4,955	8,727	10,411
Interest expense, net	185	388	472	462
Income tax expense (benefit)	160	41	214	(3,668)
EBITDA	$1,017	$(16,832)	$(8,940)	$(28,347)
Impairment, loss on disposal of property and equipment and shop closures(1)	257	1,465	3,379	7,881
Stock-based compensation	655	382	848	872
Proxy related costs(2)	—	593	—	1,039
Adjusted EBITDA	$1,929	$(14,392)	$(4,713)	$(18,555)

Potbelly Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited

(Amounts in thousands, except per share data)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2021	2020	2021	2020
Loss from operations	$(3,503)	$(21,887)	$(17,636)	$(38,872)
Less: Franchise royalties and fees	714	299	1,277	928
Advertising	384	120	846	561
General and administrative expenses	9,240	7,878	16,664	17,712
Depreciation expense	4,553	4,955	8,727	10,411
Pre-opening costs	—	—	—	64
Impairment, loss on disposal of property and equipment and shop closures	257	1,465	3,379	7,881
Shop-level profit (loss) [Y]	$10,217	$(7,768)	$10,703	$(3,171)
Total revenues	$97,491	$56,162	$175,556	$143,752
Less: Franchise royalties and fees	714	299	1,277	928
Sandwich shop sales, net [X]	$96,777	$55,863	$174,279	$142,824
Shop-level profit (loss) margin [Y÷X]	10.6%	-13.9%	6.1%	-2.2%

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2021	2020	2021	2020
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	398	424	398	424
Franchise shops, end of period	45	44	45	44
Revenue Data:
Company-operated comparable store sales	70.0%	(41.5)%	26.6%	(25.5)%

Footnotes to the Press Release, Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

& Selected Operating Data

(1) This adjustment includes costs related to impairment of long-lived assets, loss on disposal of property and equipment and shop closure expenses.

(2) The Company incurred certain professional and other costs and associated benefits related to the shareholder proxy matter.

(3) This adjustment includes the tax impacts of the other adjustments listed above based on the Company’s effective tax rate, the change in the Company’s income tax valuation allowance during the period, and the discrete income tax benefit from the carryback of prior year net operating losses and refund of prior year alternative minimum tax credits.